Exhibit 10.5
FIRST AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of December 15, 2008 (the “Effective Date”) by and among BioMed Realty Trust, Inc., a Maryland corporation (the “REIT”), BioMed Realty, L.P., a Maryland limited partnership (the “Operating Partnership” and, together with the REIT, the “Company”), and John F. Wilson II (the “Executive”).
     WHEREAS, the Company and the Executive desire to amend that certain Amended and Restated Employment Agreement dated as of December 14, 2007 between the Company and the Executive (the “Original Agreement”), as set forth herein. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Original Agreement.
     NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:
     1. A new Section 2(b)(ix) is hereby added to the Original Agreement as follows:
     “(ix) Any amounts payable to the Executive under Sections 2(b)(v) and (vi) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under Sections 2(b)(v) and (vi) during any taxable year of the Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.”
     2. Section 8(d) is hereby deleted and replaced with the words “Intentionally Omitted.”
     3. Section 8(h) of the Original Agreement is hereby amended in its entirety to read as follows:
     “(h) Notwithstanding anything to the contrary set forth in this Section 8, the Excise Tax Gross-Up Payment shall be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v). Notwithstanding anything to the contrary in this Section 8, in no event shall any Excise Tax Gross-Up Payment exceed the amount of the “tax gross-up payment” on any Payment permitted under Treasury Regulation Section 1.409A-3(i)(1)(v), and interest and penalties with respect to the Excise Tax Gross-Up Payment or that are incurred by the Company on the Executive’s behalf under this Section 8 shall be paid to the Executive or on the Executive’s behalf only to the extent permitted under Treasury Regulation Section 1.409A-3(i)(1)(v).
     Notwithstanding the foregoing, any Excise Tax Gross-Up Payment with respect to any Payment shall be paid no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the related taxes, in accordance with Treasury

Regulation Section 1.409A-3(i)(1)(v). Any costs and expenses (including any Excise Tax, income tax or interest and penalties) incurred by the Company on the Executive’s behalf or required to be paid to the Executive by the Company under this Section 8 due to any tax contest, audit or litigation shall be paid by the Company by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where, as a result of such tax contest, audit or litigation, no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the contest or litigation, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).”
     4. The following language is hereby added to the end of the second to last sentence of Section 13(b) of the Original Agreement:
     “; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within sixty (60) days following any such award, but, to the extent the Executive is the prevailing party, in no event later than the last day of the Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to the provisos set forth above shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment.”
     5. A new Section 13(k)(iv) is hereby added to the Original Agreement as follows:
     “(iv) As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.”
     6. The Original Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with the terms and conditions thereof. The formation, construction, and performance of this Amendment shall be construed in accordance with the laws of California, without regard to conflict of laws principles. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

BIOMED REALTY TRUST, INC.

By:	/s/ ALAN D. GOLD

Name: Alan D. Gold
Title: Chief Executive Officer

BIOMED REALTY, L.P.

By:	BioMed Realty Trust, Inc., its general partner

	By:	/s/ ALAN D. GOLD

	Name:	Alan D. Gold
	Title:	Chief Executive Officer

EXECUTIVE

/s/ JOHN F. WILSON II

John F. Wilson II

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